Exhibit 99.1
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following discussion describes the material U.S. federal income tax consequences relating to the taxation of Equity Office as a REIT and the ownership and disposition of Equity Office common shares of beneficial interest. As used herein, “Equity Office” refers to Equity Office Properties Trust, a Maryland real estate investment trust, and “EOP Partnership” refers to EOP Operating Limited Partnership, a Delaware limited partnership of which Equity Office is the sole general partner.
     If Equity Office offers one or more additional series of preferred shares or debt securities, information about any income tax consequences to holders of those preferred shares or debt securities will be included in the documents pursuant to which they are offered to the extent required by applicable law.
     Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of Equity Office common shares that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:
•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, holding Equity Office shares through a partnership or similar pass-through entity, or otherwise subject to special tax treatment under the Internal Revenue Code of 1986 as amended (the “Code”);

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with Equity Office common shareholders that hold common shares as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.
     You should review the following discussion and consult with your tax advisor to determine the effect of ownership and disposition of Equity Office common shares on your individual tax situation, including any state, local or non-U.S. tax consequences.
     The information in this section is based on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS (except with respect to the taxpayer that received the ruling), and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.
Taxation of Equity Office as a REIT
     General. Equity Office has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal corporate income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.
     Equity Office believes that it is organized and has operated, and Equity Office intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that Equity Office has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity Office’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, Equity Office cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
     So long as Equity Office qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received, although currently shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.
     While Equity Office generally will not be subject to federal corporate income taxes on income that it distributes currently to shareholders, Equity Office will be subject to federal income tax as follows:
•	Equity Office will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, Equity Office may be subject to the “alternative minimum tax” on its items of tax preference;

•	If Equity Office has (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income;

•	Equity Office’s net income from “prohibited transactions,” if any, will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•	If Equity Office fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect Equity Office’s profitability;

•	Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year certain designated percentages of its ordinary income and capital gains;

•	Equity Office will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Equity Office, its tenants and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

•	If Equity Office fails to satisfy the REIT asset tests, discussed below under “Asset Tests Applicable to REITs” because it owns assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and Equity Office nonetheless maintains its qualification as a REIT because other requirements are met, Equity Office will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations; and

•	If Equity Office fails to satisfy a requirement under the Code the failure of which would result in the loss of its REIT status, other than a failure of the gross income tests or the REIT asset tests but nonetheless maintains its qualification as a REIT because the requirements of certain relief provisions are satisfied, Equity Office will generally be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.
     In addition, if Equity Office acquires any asset from a non-REIT “C” corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that non-REIT “C” corporation. To its knowledge, Equity Office has not acquired any assets from a non-REIT “C” corporation in a carry-over basis transaction. However, Equity Office has acquired assets in carry-over basis merger transactions with several REITs. If any one of those REITs failed to qualify as a REIT at the time of its merger into Equity Office, it would have been a non-REIT “C” corporation and would have been required to recognize gain with respect to its assets’ “built-in gain.” Built-in gain is the amount by which an asset’s fair market value exceeds the REIT’s adjusted basis in the asset. As the successor to these REITs, Equity Office would be liable for any tax owed by them as a result of the recognition of built-in gain. Treasury regulations applicable to Equity Office at the time of such acquisitions, however, allowed Equity Office to make an election to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT “C” corporation unless and until Equity Office disposes of that built-in gain asset during the 10-year period following its acquisition, at which time Equity Office would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain. Even though Equity Office believes that each of the REITs it has acquired qualified as a REIT at the time of its merger into Equity Office, Equity Office made the election described above as a precautionary measure to protect Equity Office if the IRS later determines that one of these REITs did not qualify as a REIT at the time of its merger into Equity Office. Similar rules would apply if Equity Office were to acquire assets from a non-REIT “C” corporation in the future in a carry-over basis transaction, although Equity Office no longer would have to make an affirmative election to be subject to these rules under the currently applicable Treasury regulations. Furthermore, to the extent that any such gain is recognized pursuant to these rules by Equity Office in the future, a portion of the future dividends paid by Equity Office to shareholders who are taxed at individual rates may be subject to tax at reduced capital gain rates. See “Taxation of U.S. Shareholders – Qualified Dividend Income.”
     Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for the REIT provisions of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
     Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, each of a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.
     Equity Office believes that it has been organized, has operated and has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (1) through (9) inclusive. In addition, Equity Office’s declaration of trust contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist Equity Office in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Equity Office will be able to satisfy these share ownership requirements. If Equity Office fails to satisfy these share ownership requirements and cannot avail itself of any statutory relief provisions, it will fail to qualify as a REIT, except as described in the next paragraph.
     To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Equity Office complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.
     To qualify as a REIT, Equity Office cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Equity Office has elected to be taxed as a REIT beginning in 1997, the first year it had any activity. Therefore, Equity Office has not had any undistributed non-REIT earnings and profits of its own. Equity Office previously has merged with other REITs and would have inherited any undistributed non-REIT earnings and profits that those REITs might have had if any of them had failed to qualify as a REIT at any point. Equity Office believes that all of the REITs with which it has merged qualified as REITs throughout their existence. However, the IRS could determine otherwise.
     If the IRS did determine that Equity Office inherited undistributed non-REIT earnings and profits and Equity Office did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that Equity Office could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Equity Office to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, Equity Office would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Equity Office inherited the undistributed non-REIT earnings and profits. If, however, Equity Office were considered to be a “successor” under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Equity Office, Equity Office could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

     Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Equity Office will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Equity Office’s ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “Asset Tests Applicable to REITs.”
     Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of Equity Office is a corporation (other than a REIT) in which Equity Office directly or indirectly owns stock and that elects, together with Equity Office, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of Equity Office owns, directly or indirectly, securities (other than certain “straight debt” securities) representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Equity Office. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a regular “C” corporation. If dividends are paid by one or more of Equity Office’s taxable REIT subsidiaries to Equity Office, then a portion of the dividends from Equity Office to its shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders — Qualified Dividend Income.”
     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing Equity Office to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to Equity Office. In addition, Equity Office will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. The Equity Office taxable REIT subsidiaries make interest and other payments to EOP Partnership and to third parties in connection with activities related to its properties. There can be no assurance that the taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by EOP Partnership, or expenses deducted by, the taxable REIT subsidiaries.
     Equity Office Properties Management Corp. and its corporate subsidiaries are referred to as the “corporate subsidiaries.” Each of the corporate subsidiaries is taxable as a regular “C” corporation and has elected, together with Equity Office, to be treated as a taxable REIT subsidiary of Equity Office, or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, Equity Office has elected, together with several other corporations in which Equity Office owns (directly or indirectly) stock, for those corporations to be treated as taxable REIT subsidiaries. However, to the extent that one of the corporate subsidiaries or any other taxable REIT subsidiary pays dividends to Equity Office in a particular calendar year, a portion of the dividends paid by Equity Office to shareholders who are taxed at individual rates will generally be subject to taxation at reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of U.S. Shareholders – Qualified Dividend Income.”
     Ownership of Partnership Interests by a REIT. For purposes of applying the REIT gross income and asset tests (described below), Equity Office, as a partner in EOP Partnership, will be treated as owning directly its proportionate share of EOP Partnership’s assets and as earning directly its proportionate share of EOP Partnership’s income. Consequently, any REIT income and asset tests that are described as being imposed on Equity Office, will apply not only to the income and assets that Equity Office earns and holds directly but also to the income and assets that Equity Office earns and holds through EOP Partnership and the partnership and limited liability company subsidiaries of EOP Partnership. Equity Office has control over EOP Partnership and substantially all of the partnership and limited liability company subsidiaries of EOP Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Equity Office as a REIT.
     Income Tests Applicable to REITs. To qualify as a REIT, Equity Office must satisfy two gross income tests. First, at least 75% of Equity Office’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of Equity Office’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. The hedging activities of Equity Office may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that Equity Office enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by Equity Office to acquire or carry real estate assets, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that Equity Office clearly and timely identifies such hedging transaction in the manner required under the Code and the regulations promulgated thereunder. For its taxable years beginning prior to January 1, 2005, to the extent that Equity Office entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that Equity Office hedged with nonqualifying types of financial instruments prior to January 1, 2005, or hedges against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Equity Office intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
     Rents received by Equity Office will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the leased property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.
     Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Equity Office may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, Equity Office may not provide “impermissible services” to tenants (except through an independent contractor from whom Equity Office derives no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of Equity Office’s direct cost of providing the service. If the impermissible tenant service income exceeds 1% of Equity Office’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Equity Office’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.
     Unless Equity Office determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by Equity Office in the taxable year, will not jeopardize Equity Office’s status as a REIT, Equity Office does not and does not intend to:
•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or “rendered to the occupant” of the property.
     Equity Office provides services and provides access to third party service providers at some or all of its properties. However, based upon Equity Office’s experience in the office rental markets where the properties are located, Equity Office believes that all access to service providers and services provided to tenants by Equity Office (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause Equity Office to fail to meet the income test requirements. However, Equity Office cannot provide any assurance that the IRS will agree with these positions. Equity Office monitors the activities at its properties and believes that it has not provided services that will cause it to fail to meet the income tests. Equity Office intends to continue to monitor the services provided at, and the nonqualifying income arising from, each of its properties.
     Equity Office has earned and continues to earn a small amount of nonqualifying income relative to Equity Office’s total gross income in any relevant taxable year. For example, Equity Office earns fees related to the management of properties that are not wholly-owned by EOP Partnership, derives revenues from the direct operation of a hotel property and earns limited amounts of impermissible tenant service income. Equity Office believes that the amount of nonqualifying income generated from these activities has not affected and will not affect Equity Office’s ability to meet the 95% gross income test.
     Equity Office has received several private letter rulings from the IRS regarding the treatment of income received with respect to specified types of services provided at its properties and the effect of those services on other income received from those properties under the rules described above.
•	Parking. Equity Office has received a private letter ruling from the IRS indicating that amounts received by Equity Office under agreements with third-party service companies for the operation of qualifying parking facilities where EOP Partnership bears the expenses attributable to operating the parking facility will qualify as rents from real property for purposes of satisfying the 95% and 75% gross income tests. The parking facilities must be part of, adjacent to, or within the same complex as an Equity Office building. Parking facilities that are within one block of an Equity Office building are considered adjacent for purposes of the ruling. The parking garages are operated under parking management agreements with third-party service companies that receive a management fee, which may be a fixed dollar amount or a percentage of gross or net revenues. Equity Office in the past has invested in stand-alone parking garages that are operated by third-party service companies under lease agreements whereby EOP Partnership and the service companies share the gross receipts from the parking operation and EOP Partnership receives fixed rental payments from the service companies and bears none of the operational expenses. The income received by EOP Partnership from the stand-alone garages under these agreements should qualify as rents from real property for the purposes of the 95% and 75% gross income tests. Equity

Office has treated and will treat any income from stand-alone parking garages that is based on net income as nonqualifying for purposes of the REIT income tests.
•	Telecommunications Services. Equity Office has received a private letter ruling from the IRS generally stating that, under certain circumstances, revenue received by Equity Office with respect to telecommunications services provided to tenants will qualify as rents from real property for purposes of the 75% and 95% gross income tests. The ruling broadly defines telecommunications services to include telephone and other communications services, e-mail, video communications, electronic research, Internet access, communication networking, safety and security systems and environmental control systems, which may be provided by telecommunications service providers. The ruling, however, provides that these amounts will not qualify as rents from real property if they are received from a related party tenant or if the amounts are based on a percentage of net income of the provider. Equity Office owns through EOP Partnership the stock of, and warrants to acquire stock of, some telecommunications services providers. If the stock and warrants owned or received by Equity Office cause a telecommunications service provider to be a related party tenant, Equity Office treats any income received from the provider as nonqualifying income for purposes of the 95% gross income test unless the limited rental exception for taxable REIT subsidiaries applies. For the purpose of determining whether the provider is a related party tenant, Equity Office will treat any warrants as having been exercised. Equity Office does not believe that the income from telecommunications service providers that are or would be related party tenants under the applicable rules, when combined with other nonqualifying income of Equity Office, will cause Equity Office not to satisfy the 95% gross income test.

•	Business Centers. Equity Office has received a private letter ruling generally providing that the business activities of a joint venture between a taxable REIT subsidiary of Equity Office and a business center operator will not taint other income received by Equity Office from the properties where the business centers are operated. Equity Office has also received a private letter ruling generally providing that rent received from the joint venture will qualify for the taxable REIT subsidiary exception from the related party tenant rule to the extent of the taxable REIT subsidiary’s interest in the joint venture, provided that the requirements for the exception are met. Equity Office does not believe that any nonqualifying income received under these arrangements will jeopardize its ability to meet the income tests for REIT qualification purposes. Equity Office also had entered into similar arrangements with an executive office suite company operator in which it previously owned an interest during certain prior periods.
     “Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Equity Office does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.
     Equity Office’s share of any dividends received from its corporate subsidiaries (and from other corporations, other than qualified REIT subsidiaries, in which Equity Office owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Equity Office does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.
     If Equity Office fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Equity Office’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and following identification of the failure, Equity Office files with the IRS a schedule describing each item of its gross income. It is not possible, however, to state whether in all circumstances Equity Office would be entitled to the benefit of these relief provisions. For example, if Equity Office fails to satisfy the gross income tests because nonqualifying income that Equity Office intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Equity Office, Equity Office will fail to qualify as a REIT. As discussed under “Taxation of Equity Office as a REIT—General,” even if these relief provisions apply and Equity Office retains its status as a REIT, a tax would be imposed based on the amount of nonqualifying income.
     Any gain realized by Equity Office on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including Equity Office’s share of this type of gain realized by EOP Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Equity Office intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with Equity Office’s investment objectives. Equity Office cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are prohibited transactions, and subject to the 100% penalty tax.
     Any redetermined rents, redetermined deductions or excess interest Equity Office generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any Equity Office tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to Equity Office that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents that Equity Office receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:
•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.
     While Equity Office anticipates that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Equity Office would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.
     Asset Tests Applicable to REITs. At the close of each quarter of the taxable year, Equity Office must satisfy the following tests relating to the nature of its assets:
(1)	At least 75% of the value of Equity Office’s total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2)	Not more than 25% of Equity Office’s total assets may be represented by securities other than those in the 75% asset class.

(3)	Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purposes of the test described in clause (1):
•	the value of any one issuer’s securities owned by Equity Office may not exceed 5% of the value of Equity Office’s total assets;

•	Equity Office may not own more than 10% of any the outstanding voting securities of any one issuer; and

•	Equity Office may not own more than 10% of the value of the outstanding securities of any one issuer.
(4)	Not more than 20% of the value of Equity Office’s total assets may be represented by securities of one or more taxable REIT subsidiaries.
     For purposes of these tests, the assets of Equity Office include its allocable share of all assets held by the entities in which it owns an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the total securities (including debt securities) owned in that entity other than certain securities specified in the Code.
     Securities, for purposes of the asset tests, may include debt Equity Office holds in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of Equity Office’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury regulations.
     Debt will meet the “straight debt” safe harbor if (1) neither Equity Office nor any of its controlled taxable REIT subsidiaries own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock and (4) the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
     Equity Office currently owns 51.6% of the outstanding stock of BeaMetFed, Inc., which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, BeaMetFed, Inc. is subject to the various REIT qualification requirements. Equity Office believes that BeaMetFed, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If BeaMetFed, Inc. were to fail to qualify as a REIT, Equity Office’s stock interests in BeaMetFed, Inc. would cease to be qualifying real estate assets for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to Equity Office’s ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If BeaMetFed, Inc. failed to qualify as a REIT, it is possible that Equity Office might not meet the 10% voting test and the 10% value test with respect to its interest in BeaMetFed, Inc., in which event Equity Office itself would fail to qualify as a REIT unless it could avail itself of available relief provisions. Equity Office, however, has attempted to make a protective taxable REIT subsidiary election with respect to BeaMetFed, Inc. and implement other protective arrangements intended to avoid such an outcome if BeaMetFed, Inc. were not to qualify as a REIT.
     Equity Office believes that the aggregate value of its interest in its taxable REIT subsidiaries does not exceed, and in the future will not exceed, 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat any corporate subsidiary of Equity Office or any other corporation in which Equity Office owns an interest as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Equity Office believes it did not own more than 10% of the voting securities of any such entity. In addition, Equity Office believes that as of each relevant testing date prior to the election to treat any corporate subsidiary of Equity Office or any other corporation in which Equity Office owns an interest as a taxable REIT subsidiary of Equity Office, Equity Office’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of Equity Office’s assets.
     With respect to each issuer in which Equity Office currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Equity Offices believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of Equity Office’s assets and that it complies with the 10% voting test and 10% value test with respect to each such issuer. In this regard, however, Equity Office cannot provide any assurance that the IRS might not disagree with Equity Office’s determinations.
     After initially meeting the asset tests at the close of any quarter, Equity Office will not lose its status as a REIT if it fails to satisfy the 25%, 20% and 5% asset tests and the 10% value test at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Furthermore, for Equity Office’s taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting test or the 10% value test does not exceed either 1% of Equity Office’s assets at the end of the relevant quarter or $10,000,000, Equity Office can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which it first identifies the failure to meet the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Equity Office can avoid disqualification as a REIT if the violation is due to reasonable cause and it disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets.
     An acquisition of securities could include Equity Office increasing its interest in EOP Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in EOP Partnership or an additional capital contribution of proceeds of an offering of shares of beneficial interest by Equity Office. Equity Office intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value test. If Equity Office were to fail to cure noncompliance with the asset tests within this time period, Equity Office would cease to qualify as a REIT unless it could avail itself of available relief provisions.
     Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, Equity Office is required to distribute dividends, other than capital gain dividends, to its shareholders each year in an amount at least equal to (1) the sum of (a) 90% of Equity Office’s REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Equity Office timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

     Equity Office intends to make timely distributions sufficient to satisfy its annual distribution requirements. In this regard, the partnership agreement of EOP Partnership authorizes Equity Office, as general partner, to take steps as may be necessary to cause EOP Partnership to distribute to its partners an amount sufficient to permit Equity Office to meet these distribution requirements. Equity Office’s cash flow may be greater than its taxable income because of the allowance of depreciation and other noncash charges in computing its taxable income. Conversely, Equity Office’s cash flow may be less than its taxable income because of nondeductible expenses or because income is taxable in a year before it is received or expenses are deductible in a year after they are paid. Equity Office anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above but may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions.
     Under some circumstances, Equity Office may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Equity Office’s deduction for dividends paid for the earlier year. Thus, Equity Office may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Equity Office will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
     To the extent that Equity Office does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these undistributed amounts at regular corporate tax rates.
     Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:
(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.
     A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
     Record-Keeping Requirements. Equity Office is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.
     Failure of Equity Office to Qualify as a REIT. For Equity Office’s taxable years beginning after December 31, 2004, if it fails to comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “Taxation of Equity Office as a REIT — Asset Tests Applicable to REITs” and “Taxation of Equity Office as a REIT — Income Tests Applicable to REITs”) it can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Equity Office fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Equity Office will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Equity Office fails to qualify as a REIT, Equity Office will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by Equity Office. As a result, Equity Office’s failure to qualify as a REIT would significantly reduce the cash available for distributions by Equity Office to its shareholders. In addition, if Equity Office fails to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of Equity Office’s current and accumulated earnings and profits, whether or not attributable to capital gains of Equity Office. Non-corporate shareholders would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Equity Office also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Equity Office would be entitled to any statutory relief.
Taxation of U.S. Shareholders
     As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of an Equity Office common share that is, for U.S. federal income tax purposes:
(1)	a citizen or resident, as defined in Section 7701(b) of the Code, of the U.S.;

(2)	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the U.S., any state or the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

(3)	an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	in general, a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or a trust that was both treated as a domestic trust on August 19, 1996 and in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.
          In the case of an entity treated as a partnership for federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in Equity Office’s common shares through entities treated as partnerships for federal income tax purposes should consult their tax advisors.
          A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds Equity Office common shares, that is not a U.S. shareholder.
     Distributions by Equity Office — General. So long as Equity Office qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. For purposes of determining whether distributions to holders of Equity Office common shares are out of current or accumulated earnings and profits, earnings and profits will be allocated first to any outstanding preferred shares and then to outstanding common shares. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares, but not below zero. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. shareholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset and will be taxable as long-term capital gain if the shares have been held for more than one year. If Equity Office declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Equity Office will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. The above treatment of distributions by Equity Office applies regardless of whether the distributions of Equity Office are reinvested pursuant to the Dividend Reinvestment and Share Purchase Plan.
     Capital Gain Distributions. Equity Office may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by Equity Office only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Equity Office designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     Instead of paying capital gain dividends, Equity Office may designate all or part of its net capital gain as “undistributed capital gain.” Equity Office will be subject to tax at regular corporate rates on any undistributed capital gain.
     A U.S. shareholder:
(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2)	will be deemed to have paid its proportionate share of the tax paid by Equity Office on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by Equity Office exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.
     A U.S. shareholder will increase the basis in its common shares by the difference between the capital gain amount included in its income and the tax amount it is deemed to have paid. The Code provides that a U.S. shareholder that is a corporation is to adjust its earnings and profits appropriately for the retained capital gains, presumably by increasing its earnings and profits by an amount equal to the increase in its basis in its common shares. However, the precise manner this is done is to be in accordance with Treasury regulations that have not yet been issued by the IRS. Until they are, corporate shareholders should consult their own tax advisors as to how any such earnings and profits adjustments should be made. The earnings and profits of Equity Office would also be appropriately adjusted, presumably by decreasing them by the amount of taxable gain included in its shareholders’ income as long term capital gains.
     Equity Office will classify portions of any designated capital gain dividend or undistributed capital gain as either:
(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.
     Equity Office must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.
     Qualified Dividend Income. Equity Office may elect to designate a portion of its distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of Equity Office’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
(1)	the qualified dividend income received by Equity Office during such taxable year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Equity Office with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the federal income tax paid by Equity Office with respect to such built-in gain.
     Generally, dividends that Equity Office receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the U.S., the corporation is eligible for benefits of an income tax treaty with the U.S. that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the U.S. Equity Office generally expects that an insignificant portion, if any, of its distributions will consist of qualified dividend income.
     Sunset of Reduced Tax Rate Provisions. The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and capital gain tax rates would be higher (20% instead of 15%). The impact of this reversion is not discussed herein. Shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in Equity Office common shares.
     Passive Activity Losses and Investment Interest Limitations. Distributions made by Equity Office and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Equity Office generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Equity Office will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of Equity Office. Equity Office’s operating or capital losses would be carried over by Equity Office for potential offset against future income, subject to applicable limitations.
     Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:
(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2)	the holder’s adjusted basis in the shares for tax purposes.
     This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Equity Office shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Equity Office that were required to be treated as long-term capital gains.
Taxation of Tax-Exempt Shareholders
     Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in a trade or business, the dividend income from Equity Office will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Equity Office will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes specified in the Code so as to offset the income generated by its investment in Equity Office. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.
     Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.
     Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”
     A REIT is a pension held REIT if it meets the following two tests:
(1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) two or more pension trusts, each individually holding more than 10% by value, of the REIT’s shares, collectively own more than 50% of the value of the REIT’s shares.
     The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its declaration of trust, Equity Office does not expect to be classified as a pension held REIT.
U.S. Taxation of Non-U.S. Shareholders
     The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of Equity Office common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.
     Distributions by Equity Office. Distributions by Equity Office to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Equity Office of “U.S. real property interests” nor designated by Equity Office as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of Equity Office’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate, generally as and when such amounts are withdrawn from the U.S.

     Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in its Equity Office common shares will be taxable to a non-U.S. shareholder as gain from the sale of common shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of Equity Office that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.
     Equity Office expects to withhold U.S. income tax at the rate of 30% on any ordinary dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:
(1)	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Equity Office; or

(2)	the non-U.S. shareholder files an IRS Form W-8ECI with Equity Office claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.
     Equity Office may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.
     Distributions to a non-U.S. shareholder that are designated by Equity Office at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:
(1)	the investment in the Equity Office shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
     Except as hereinafter discussed, under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Equity Office of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. However, even if a distribution is attributable to a sale or exchange by Equity Office of U.S. real property interests, the distribution will not be treated as gain recognized from the sale or exchange of U.S. real property interests, but as an ordinary dividend subject to the general withholding regime discussed above, if:
(1)	the distribution is made with respect to a class of shares that is considered regularly traded under applicable Treasury regulations on an established securities market located in the U.S., such as the New York Stock Exchange (the “NYSE”); and

(2)	the shareholder owns 5% or less of that class of shares at all times during the taxable year.
     Equity Office will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. shareholders that are, or if greater could have been, designated as capital gain dividends and are attributable to gain recognized from the sale or exchange of U.S. real property interests. Distributions can be designated as capital gains to the extent of Equity Office’s net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. shareholders may substantially exceed the actual tax liability, is creditable against the non-U.S. shareholder’s U.S. federal income tax liability and is refundable to the extent such amount exceeds the non-U.S.

shareholder’s actual U.S. federal income tax liability, and the non-U.S. shareholder timely files an appropriate claim for refund.
     Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by Equity Office as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by Equity Office of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by Equity Office on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by Equity Office were to exceed their actual U.S. federal income tax liability, and the non-U.S. shareholder timely files an appropriate claim for refund.
     Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of Equity Office common shares generally would not be subject to U.S. taxation unless:
(1)	the investment in the Equity Office common shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3)	the Equity Office common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.
     The Equity Office common shares will not constitute a U.S. real property interest if Equity Office is a domestically controlled REIT. Equity Office will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.
     Equity Office believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of Equity Office common shares would not be subject to taxation under FIRPTA. In addition, Equity Office’s declaration of trust contains ownership limitations designed to help prevent Equity Office from failing to qualify as a domestically controlled REIT. Because the Equity Office common shares are publicly traded, however, Equity Office cannot guarantee that it is or will continue to be a domestically controlled REIT.
     Even if Equity Office does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells its Equity Office common shares, gain arising from the sale still would not be subject to FIRPTA tax if:
(1)	the class of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class of shares being sold throughout the five-year period ending on the date of the sale or exchange.
     If gain on the sale or exchange of Equity Office common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.
Dividend Reinvestment and Share Purchase Plan
     General. Equity Office currently offers shareholders and prospective shareholders the opportunity to participate in its Dividend Reinvestment and Share Purchase Plan, which is referred to herein as the “DRIP.” Although Equity Office does not currently offer any discount in connection with the DRIP, it reserves the right to offer in the future a discount on shares purchased with reinvested dividends and shares purchased through the optional cash investment feature.

     Amounts Treated as a Distribution. Generally, a DRIP participant will be treated as having received a distribution with respect to its Equity Office common shares for federal income tax purposes in an amount determined as described below.
•	If the DRIP administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares directly from Equity Office, the participant will be treated as receiving a distribution from Equity Office equal to the fair market value on the date of distribution of the common shares purchased on behalf of the participant, which amount should equal the amount of cash dividends that otherwise would have been received by the shareholder. However, if Equity Office has offered a discount under the DRIP, the amount of the distribution from Equity Office to the participant should equal the sum of the cash dividends that otherwise would have been received by the shareholder plus the amount of the discount.

•	If the DRIP administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares on the open market, the participant will be treated for federal income tax purposes as having received a distribution from Equity Office equal to the price paid for the common shares (including all brokerage fees or commissions). Under the DRIP, Equity Office will not pay any brokerage fees or commissions allocable to a participant with respect to shares purchased in the open market. If Equity Office were to pay any brokerage fees or commissions in the future, the amount treated as a distribution to the participant by Equity Office would include those brokerage fees or commissions paid by Equity Office.

•	A participant who makes an optional cash purchase through the DRIP will not be treated as receiving a distribution from Equity Office if no discount is offered.

•	Newly enrolled participants who are making their initial investment in Equity Office shares through the DRIP’s optional cash purchase feature and therefore are not currently shareholders of Equity Office should not be treated as receiving a distribution from Equity Office, even if a discount is offered.

•	Current shareholders, including existing participants in the DRIP, will be treated as having received a distribution from Equity Office with respect to their existing shares equal to the amount of any discount that may be offered by Equity Office in connection with the acquisition of additional shares through the DRIP’s optional cash purchase feature.
     In the situations described above, a shareholder will be treated as receiving a distribution from Equity Office even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions by Equity Office, as described above under “Taxation of U.S. Shareholders — Distributions by Equity Office,” “Taxation of Tax-Exempt Shareholders,” or “U.S. Taxation of Non-U.S. Shareholders — Distributions by Equity Office,” as applicable.
     Basis and Holding Period in Shares Acquired Pursuant to the DRIP. The tax basis for common shares acquired by reinvesting cash distributions through the DRIP generally will equal the fair market value of the common shares on the date of distribution. Accordingly, if Equity Office elects to offer a discount on the purchase price of shares purchased with reinvested cash distributions, the tax basis in the shares would include the amount of any discount. The holding period for shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.
     The tax basis in common shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring the common shares. If Equity Office elects to offer a discount on the purchase price of shares purchased by making an optional cash investment, then the tax basis in the shares also would include any amounts taxed as a dividend. The holding period for the shares purchased through the optional cash investment feature of the DRIP generally will begin on the day following the day the shares are purchased for the participant’s account.

     Withdrawal of Shares from the DRIP. When participants withdraw shares from the DRIP and receive whole shares, they will not realize any taxable income. However, if they receive cash for a fraction of a share, they will be required to recognize gain or loss with respect to that fraction of a share.
     Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from Equity Office will apply to all amounts treated as distributions pursuant to the DRIP. All withholding requirements will apply to amounts treated as distributions in connection with the DRIP as described in connection with other distributions paid by Equity Office. See the discussions for “U.S. Shareholders” and “Non-U.S. Shareholders” contained in “Information Reporting and Backup Withholding Tax Applicable to Shareholders.” All withholding amounts will be withheld from distributions before the distributions are reinvested under the DRIP but will nevertheless be treated as distributed to the shareholder for income tax purposes. Therefore, if a U.S. shareholder is subject to withholding, distributions that would otherwise be available for reinvestment under the DRIP will be reduced by the withholding amount.
Information Reporting and Backup Withholding Tax Applicable to Shareholders
     U.S. Shareholders. In general, information reporting requirements will apply to payments of distributions on Equity Office common shares and payments of the proceeds of the sale of Equity Office common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:
(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.
     Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.
     Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on Equity Office common shares, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.
     The payment of the proceeds from the disposition of Equity Office common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Equity Office common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.
     Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer.

Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.
     Backup withholding is not an additional tax. Any amounts that Equity Office withholds under the backup withholding rules will be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.
Tax Aspects of Equity Office’s Ownership of Interests in EOP Partnership and Other Partnerships
     General. Substantially all of Equity Office’s investments are held indirectly through EOP Partnership, which holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that Equity Office expects to be treated as partnerships or as disregarded entities for federal income tax purposes. In general, partnerships and entities treated as partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Equity Office includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Equity Office includes its proportionate share of assets held through EOP Partnership, including its share of assets held by subsidiary partnerships and limited liability companies. See “Taxation of Equity Office as a REIT— Ownership of Partnership Interests by a REIT” above.
     Entity Classification. Equity Office believes that EOP Partnership and each of the partnerships and limited liability companies in which Equity Office owns an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation unless such limited liability company has elected to be taxed as a corporation and elected with Equity Office to be treated as a taxable REIT subsidiary. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Equity Office could fail to meet the REIT income and asset tests unless such entity elected with Equity Office to be treated as a taxable REIT subsidiary. See “Taxation of Equity Office as a REIT — Asset Tests Applicable to REITs” and “Taxation of Equity Office as a REIT — Income Tests Applicable to REITs” above. In addition, a change in EOP Partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, Equity Office might incur a tax liability without any related cash distributions.
     A partnership is a “publicly traded partnership” under Section 7704 of the Code if:
(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.
     Under Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.
     Equity Office and EOP Partnership currently take the reporting position for federal income tax purposes that EOP Partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of EOP Partnership units to redeem the EOP Partnership units for Equity Office common shares could cause EOP Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if EOP Partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, EOP Partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for any of the safe harbors in the future. For example, EOP Partnership cannot satisfy the “private placement” safe harbor because it has more than 100 partners and has issued units in registered offerings.
     If EOP Partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. Equity Office believes that EOP Partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, Equity Office does not believe that these differences would cause EOP Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.
     Allocations of Partnership Income, Gain, Loss, Deduction and Credit. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners.
     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of EOP Partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.
     Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss, deduction and credit attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.
     The partnership agreement of EOP Partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. EOP Partnership and Equity Office generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to EOP Partnership in its formation or subsequently acquired by merger or contribution. However, EOP Partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.
     In general, if any asset contributed to or revalued by EOP Partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including Equity Office, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by EOP Partnership and increased taxable income and gain on sale. Thus, Equity Office may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause Equity Office to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as “phantom income.” Because Equity Office relies on cash distributions from EOP Partnership to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect Equity Office’s ability to comply with those requirements. In this regard, it should be noted that as the general partner of EOP Partnership,

Equity Office will determine, taking into account the tax consequences to it, when and whether to sell any given property. See “Taxation of Equity Office as a REIT — Annual Distribution Requirements Applicable to REITs.”
Other Tax Consequences for Equity Office and Its Shareholders
     Equity Office and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Equity Office and its shareholders may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Equity Office should consult their tax advisors regarding the effect of state and local tax laws on an investment in Equity Office.
     A portion of Equity Office’s income is earned through Equity Office’s taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the normal applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made to Equity Office.
     To the extent that Equity Office and the taxable REIT subsidiaries are required to pay federal, state or local taxes, Equity Office will have less cash available for distribution to shareholders.
Tax Shelter Reporting
     If the holder recognizes a loss as a result of a transaction with respect to Equity Office’s securities of at least (i) for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of a REIT’s securities currently are not. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Possible Legislative or Other Actions Affecting Tax Consequences
     Prospective holders should recognize that the current federal income tax treatment applicable to Equity Office and its shareholders may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in Equity Office’s common shares. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Equity Office or its shareholders or the value of an investment in Equity Office’s common shares.